          As filed with the Securities and Exchange Commission on June 29, 2000
                                                      Registration No. 333-____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              AUSPEX SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                              93-0963760
   (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)               Identification Number)

                              2800 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95050
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           ---------------------------

                                  GARY J. SBONA
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                          AND CHIEF EXECUTIVE OFFICER
                              AUSPEX SYSTEMS, INC.
                              2800 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95050
                                 (408) 566-2000
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                           ---------------------------

                                   Copies to:
                              HENRY P. MASSEY, ESQ.
                             PETER S. HEINECKE, ESQ.
                              ARMEN S. MARTIN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300

                           ---------------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                 Proposed               Proposed
         Title of Securities to             Amount to be      Maximum Offering       Maximum Aggregate        Amount of
             be Registered                 Registered(1)     Price Per Share(2)       Offering Price       Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable Upon Conversion        9,932,540             $4.9375              $49,041,916           $13,633.65
of Preferred Stock, as Dividends
Thereon and Upon Exercise of Warrants
=============================================================================================================================

(1) Shares of common stock that may be offered pursuant to this Registration Statement consist of 8,327,404 shares issuable upon conversion of and as dividends upon 18,750 shares of Series B Convertible Preferred Stock, and 1,605,136 shares issuable upon exercise of certain warrants. For purposes of estimating the number of shares of common stock to be included in this Registration Statement, we included (i) 8,255,366 shares, representing 200% of the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock, determined as if the Series B Convertible Preferred Stock were converted in full at the conversion price of $4.5425 as of June 28, 2000; plus
        (ii) 72,038 shares, representing 100% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series B Convertible Preferred Stock, assuming the price used in calculating such number of shares was $4.5425 per share, the applicable conversion price as of June 28, 2000; plus (iii) 1,605,136 shares, representing 100% of the number of shares of common stock issuable upon exercise of the warrants.

        8,016,779 shares of common stock were previously registered on Form S-3 (file number 333-30672), filed with the Securities and Exchange Commission on February 18, 2000, as amended by Amendment No. 1 to Form S-3 filed on February 18, 2000 and Amendment No. 2 to Form S-3 filed on March 7, 2000. Of the 8,016,779 shares of common stock previously registered, 1,064,617 shares have been sold. Due to a recent decrease in the market price of the common stock, the Company is required by the Registration Rights Agreement dated as of January 18, 2000 to register an additional 2,980,378 shares of common stock. In accordance with Rule 429 of Regulation C of the Securities Act of 1933, the Company is presenting a combined prospectus. The Company previously paid a filing fee of $15,043.49 with the earlier registration statement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on June 23, 2000, as reported by the Nasdaq National Market.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE SECURITIES OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                ----------------

                                9,932,540 SHARES
                              AUSPEX SYSTEMS, INC.

                                ----------------

                                  COMMON STOCK
                                ($.001 PAR VALUE)

                                ----------------


        This prospectus relates to 9,932,540 shares of common stock of Auspex Systems, Inc. which may be sold from time to time by the selling stockholders named herein, or their transferees, pledgees, donees or successors. Included in this amount are 6,952,162 shares of common stock previously covered by an earlier registration statement.

        The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page II-10. We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered hereby.

        We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

        Our common stock is traded on the Nasdaq National Market under the symbol "ASPX."

        We are a Delaware corporation formed on July 10, 1991. Our principal executive offices are located at 2800 Scott Boulevard, Santa Clara, California and our telephone number is (408) 566-2000.

        BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                  The date of this Prospectus is June 29, 2000.

                                TABLE OF CONTENTS

Risk Factors .............................................................II-3

Use of Proceeds ..........................................................II-8

Selling Security Holders .................................................II-9

Plan of Distribution .....................................................II-10

Description of Securities ................................................II-12

Legal Opinions ...........................................................II-19

Where You Can Find More Information ......................................II-19

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                           FORWARD LOOKING STATEMENTS

        WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE

        This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. We have identified most, but not all, of these forward-looking statements with an asterisk (*) symbol. Forward-looking statements speak only as of the date the statement is made. These forward-looking statements are largely based on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                  RISK FACTORS

        We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of these risks and uncertainties which may have a material adverse effect on our business, financial condition or results of operations.

        RISKS RELATED TO THE SERIES B PREFERRED SHARES

        THE CONVERSION OF THE SERIES B PREFERRED SHARES AND THE EXERCISE OF THE RELATED WARRANTS COULD RESULT IN SUBSTANTIAL NUMBERS OF ADDITIONAL SHARES BEING ISSUED IF OUR MARKET PRICE DECLINES.

        The Series B Preferred Shares convert at a floating rate based on the market price of our common stock, provided the conversion price may not exceed $14.211 (the maximum conversion price may be reduced if the average closing price of our common stock for the ten trading days after January 18, 2001 is below $14.211). As a result, the lower the price of our common stock at the time of conversion, the greater the number of shares the holder will receive. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see the table on page II-13 under "Description of Securities - Series B Preferred Shares."

        To the extent the Series B Preferred Shares are converted or dividends on the Series B Preferred Shares are paid in shares of common stock rather than cash, a significant number of additional shares of common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales by the selling stockholders or others. Short sales could place further downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of the Series B Preferred Shares, sales of which could further depress the price of our common stock.

        The conversion of and the payment of dividends in shares of common stock in lieu of cash on the Series B Preferred Shares may result in substantial dilution to the interests of other holders of our common stock. Even though no selling stockholder may convert its Series B Preferred Shares into more than 4.99% of our then outstanding common stock (excluding for purposes of such determination shares of common stock issuable upon conversion of Series B Preferred

Shares which have not been converted and upon exercise of warrants which have not been exercised), this restriction does not prevent a selling stockholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling stockholder could eventually sell more than 4.99% of our outstanding common stock while never holding more than 4.99% at any specific time.

        We May Issue Additional Shares and Dilute Your Ownership Percentage

        Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Auspex Systems, Inc. We may issue additional shares of common stock or preferred stock:

        -       to raise additional capital or finance acquisitions;

        - upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; and/or

        -       in lieu of cash payment of dividends.

        As of June 28, 2000, there were no outstanding warrants to acquire shares of common stock, other than the warrants issued to the holders of Series B Preferred Shares, but there were outstanding options to acquire up to approximately 6,413,445 additional shares of common stock. If converted or exercised, these securities will dilute your percentage ownership of common stock. These securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase. In addition, as disclosed in the preceding risk factor, the number of shares that may be issued upon conversion of or payment of dividends in lieu of cash on the Series B Preferred Shares could increase substantially if the market price of our common stock decreases during the period the Series B Preferred Shares are outstanding.

        For example, the number of shares that we would be required to issue upon conversion of all 18,750 Series B Preferred Shares currently outstanding (excluding shares issued as accrued dividends) would increase from 4,127,684 shares, based on the applicable conversion price of $4.5425 per share as of June 28, 2000, to:

        -       5,503,578 shares if the applicable conversion price decreased
                25%;

        -       8,255,366 shares if the applicable conversion price decreased
                50%; or

        -       16,510,732 shares if the applicable conversion price decreased
                75%.

        We May Be Required to Delist Our Shares from Nasdaq if Certain Events Occur

        Although we are not obligated to issue more than 5,587,411 shares of common stock, representing 19.99% of our outstanding common stock on January 18, 2000, the date of issuance of the Series B Preferred Shares, upon conversion or the payment of dividends in lieu of cash on the Series B Preferred Shares without obtaining stockholder approval, we are required to seek stockholder approval within 75 days of the date the number of shares issued and to be issued in such event exceeds 5,031,186, representing 18% of our outstanding common stock as of January 18, 2000. As of the date of this prospectus, we are obligated to seek stockholder approval prior to August 14, 2000 and we plan to hold our Special Meeting of Stockholders prior to that date to ask for stockholder approval to issue more than 19.99% of our outstanding common stock on January 18, 2000. If we obtain stockholder approval, there is no limit on the amount of shares that could be issued upon conversion or the payment of dividends in lieu of cash on the Series B Preferred Shares. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see the table on page II-13 under "Description of Securities - Series B Preferred Shares." In accordance with NASD Rule 4460, which generally requires stockholder approval of any transaction that would result in the issuance of securities representing 20% or more of an issuer's outstanding listed securities, we are not obligated to issue shares of our common stock upon conversion or the payment of dividends on the Series B Preferred Shares in excess of 19.99% of our outstanding common stock on January 18, 2000, the date of issuance of the Series B Preferred Shares. If we have not obtained stockholder approval and are not obligated to issue shares because of the exchange cap described above, we will be required to redeem all or a portion of the Series B Preferred Shares if requested by the holders of the Series B Preferred Shares. If we fail to redeem any Series B Preferred Shares as requested, the holders of at least two-thirds of the outstanding Series B Preferred Shares have the right to require that we voluntarily delist our shares of common stock from the Nasdaq Stock Market. In that event, trading in our shares would likely decrease substantially, and the price of our common shares may decline.

        RISKS RELATED TO OUR BUSINESS

        We Are in the Process of a Restructuring Plan

        We are implementing a restructuring plan that includes a significant reduction in force and a consolidation of Santa Clara based operations into one building. While we believe these measures are necessary and that the reduction in force was not so great as to impair any of our critical functions, our inability to retain and recruit employees with critical skills in the future could have a negative impact on future results.

        There Is the Potential for Significant Fluctuations in Quarterly Results

        Our operating results may fluctuate significantly from quarter to quarter due to a combination of factors including the timing of orders and new product introductions by us or our competitors as well as the mix of distribution channels through which our products are sold and our ability to align our expense levels with changing revenue levels. We generally realize higher gross margins on sales of systems to end users and on single-system sales than on systems sold through distributors and OEMs and on multiple-system sales. Given our focus on highly configured enterprise class systems, the loss or delay in a given quarter of a relatively limited number of system sales could adversely affect our revenues.

        We have historically recognized a substantial portion of our revenues in the last month of any given quarter. Because we base our operating expenses on anticipated revenue levels and therefore a high percentage of our expenses are relatively fixed, a small variation in the timing of the recognition of revenues could cause significant variations in operating results from quarter to quarter.

        We Operate in a Competitive Market

        The market for our products is highly competitive. Our principal competitors include Sun Microsystems, Network Appliance Corporation, EMC Corporation, Hewlett-Packard Company and SGI, among others. Some companies have introduced proprietary products to provide network attached storage. Most of these competitors are better known and have substantially greater financial, technological, production and marketing resources than we do. Though price competition in our product markets is intense, we believe that the price/performance characteristics of our products are competitive. Any material reduction in the price of our products without corresponding decreases in manufacturing costs and increases in unit volume would negatively affect gross margins. A negative effect on gross margins would in turn have a material adverse effect on our business, financial condition and results of operations. We also derive a significant portion of our revenues from sales of product upgrades to our installed base of customers, including additional processors, memory and disk drives. Increased competition for our products that results in lower product sales could also adversely impact our upgrades sales. In addition, decisions by customers not to increase the capacity of their current systems could adversely impact our revenues and results of operations. Our ability to maintain our competitive position will depend upon, among other factors, our success in anticipating industry trends, investing in product engineering and development, developing new products with improved price/performance characteristics and effectively managing the introduction of new products into targeted markets.

        We Depend on Key Personnel and Have Recently Had Significant Management Turnover

        Competition for employees with technical, management and other skills is intense in the computer industry and is particularly intense in the San Francisco Bay Area. We have recently encountered some difficulties in fulfilling our hiring needs and retaining key employees in this employment market, and there can be no assurance that we will be successful in hiring and retaining qualified employees in the future. Our failure to retain the services of key personnel or to attract additional qualified employees could have a material adverse effect on our business, financial condition and results of operations.

        We have experienced turnover of several senior members of management. In particular, on February 15, 2000, Mr. Gary J. Sbona replaced Mr. Bruce N. Moore as our Chief Executive Officer and Chairman of the Board of Directors, and we entered into an agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is the Chief Executive Officer. Pursuant to the agreement, Regent Pacific will provide us with management services, including the services of Mr. Sbona as Chief Executive Officer, one of a five person Regent Pacific management team. The agreement has a one year term and may be cancelled by us after expiration of the initial 26 week period, with a minimum compensation to Regent Pacific of $1,950,000 for that initial period. We rely on Regent Pacific Management Corporation for the management of Auspex and the loss of these services could adversely affect our business.

        There Are Product Risks Associated with Our Software

        We market software products along with our line of network file servers. These software products include: NeTservices(TM), DriveGuard(TM), FastBackup(TM), ServerGuard(TM), ServerGuard Global(TM) and DataGuard(TM). We also expect to release enhancements and new features for these products from time to time.* Although we perform extensive testing prior to releasing software products, they may nonetheless contain undetected errors or bugs when first released. These bugs may not be discovered until the product has been used by customers in different application environments. Failure to discover product deficiencies or bugs could delay product introductions, require design modifications to previously shipped products, cause unfavorable publicity or negatively impact system shipments; any of which could result in a materially adverse effect on our business, financial condition and results of operations.

        New Products Could Delay or Cancel Existing Product Orders

        New product introductions by us or our competitors carry the risk that customers could delay or cancel orders for existing products pending shipment of the new products. For instance, product transition issues had an adverse impact on North America and Europe revenue in the first nine months of fiscal 2000 and entire fiscal 1999. While our strategy is to continue to introduce new products and upgrades to existing products on an ongoing basis, we may experience difficulties that delay or prevent the successful development, introduction or marketing of these products and enhancements. Further, it is possible that these new products and enhancements will not adequately address market requirements, achieve market acceptance or generate substantial sales. Delays in the launch or lack of availability of new products could also significantly hurt our business prospects.

        We Depend on Established Standards

        The rapid emergence of new or alternate standards such as Linux, which replace or diminish the market acceptance of UNIX operating systems, Network File System (NFS) or Windows NT, on which our products are currently based, could materially and adversely affect our results of operations unless we are able to incorporate any such standards in our products in a timely manner.

        We May Face Increased Price Pressure from our Customers

        During our third fiscal quarter we have faced increased pressure from customers to reduce the price for our products or provide significant discounts on volume purchases. To the extent that we provide such reductions or discounts our operating results will be adversely affected.

        We Depend on Certain Customers and Distributors

        For the three months ended March 31, 2000, direct sales of products and services to one customer represented approximately 18% of our revenues. For the three months ended March 31, 1999, direct sales of products and services to one customer represented approximately 17% of our revenues. Customers are not obligated to purchase any minimum level of our products. However, significant reductions in product sales to certain key customers would materially and adversely affect our business, financial condition and results of operations.

        We Depend on Certain Suppliers

        Some of our products contain critical components supplied by a single or limited number of third parties. While we have an inventory of these critical components, any significant or prolonged shortage of these components or the failure of the third-party suppliers to maintain or enhance these components could materially and adversely affect our results of operations.

        We May Have Problems Managing Excess or Obsolete Inventory

        Managing our inventory of components and finished products is a complex task. We maintain large amounts of inventory because some of our components are in short supply or must be purchased in bulk to obtain favorable pricing. We must also maintain a large inventory to meet the general unpredictability of demand for specific products and customer requests for quick delivery schedules. Other factors, including changes in market demand and technology, may cause inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and/or inventory write-downs, adversely affecting the Company's business and results of operations.


        There are Substantial Risks in Our International Sales

        During the nine months ended March 31, 2000 and 1999, approximately 36% and 32%, respectively, of our total revenues were derived from markets outside of North America. We expect that sales to the Pacific Rim and Europe will continue to represent a significant portion of our business.* Nonetheless, there can be no assurance that our Pacific Rim or European operations will continue to be successful.

        Our international business may be affected by changes in demand resulting from localized economic and market conditions. For example, we experienced a decrease in revenues from the Pacific Rim during the six months ended December 31, 1999 due to continued weakness in the Japanese economy. In addition, our international business may be affected by fluctuations in currency exchange rates and currency restrictions. We purchase the majority of our materials and services in U.S. dollars, and most of our foreign sales are transacted in U.S. dollars. Continued increases in the value of the U.S. dollar relative to foreign currencies will make our products sold internationally less price competitive.

We have offices in a number of foreign countries, the operating expenses of which are also subject to the effects of fluctuations in foreign exchange rates. Financial exposure may result due to the timing of transactions and movement of exchange rates. Our international business may further be affected by risks such as trade restrictions, increase in tariff and freight rates and difficulties in obtaining necessary export licenses and meeting appropriate local regulatory standards. For example, we have had to modify our products in minor respects in Japan to comply with local electromagnetic emissions standards, and must also comply with corresponding European Economic Community standards. In marketing our products to the European Economic Community, we also must face the challenges posed by a fragmented market complicated by local distribution channels and local cultural considerations. For international sales, we have largely relied on distributors or OEMs, most of whom are entitled to carry our competitors' products.

        There can be no assurance that any of the foregoing risks or issues will not have a material adverse effect on our business, financial condition and results of operations.

        There Is the Risk of Substantial Stock Market Fluctuations

        In recent years, the stock market in general, and the market for technology stocks in particular, including our common stock, have experienced extreme price fluctuations. The market price for our common stock may be significantly affected by various factors such as quarterly variations in our operating results, changes in revenue growth rates for us as a whole or for specific geographic areas or products, changes in earning estimates by market analysts, the announcements of new products or product enhancements by our competitors or ourselves, speculation in the press or analyst community and general market conditions or market conditions specific to particular industries. Therefore, it is possible that our common stock may experience significant fluctuations in the future.

        There are Risks in Protecting Our Intellectual Property and Proprietary Rights

        We currently rely on a combination of patent, copyright, trademark and trade secret laws and contractual provisions to protect our proprietary rights in our hardware and software products. We currently hold fifteen United States patents and have filed applications for additional patents. We also have filed applications for counterpart patents in foreign countries, including Japan. However, our present or future competitors may be able to independently develop technologies that are substantially equivalent or superior to our technology. Further, it is possible that our patent applications will not result in issued patents or that our issued patents will not be upheld if challenged. Additionally, it is possible that third parties will assert intellectual property infringement claims against us in the future with respect to current or future projects. It is also possible that any such assertions may require us to refrain from the sale of our products, enter into royalty arrangements or undertake costly litigation.

        Our adherence to industry standards with respect to our products limits our opportunities to provide proprietary features, which may be protected. In addition, the laws of various countries in which our products may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.

        We Have Not Incurred Material Costs So Far Associated with Year 2000 Compliance

        To date, we have not incurred material costs associated with Year 2000 compliance nor any disruption with vendors or operations. Furthermore, we believe that any future costs associated with our Year 2000 compliance efforts will not be material.*

                                 USE OF PROCEEDS

        The selling stockholders will receive all of the proceeds from the sale of the common stock offered under this prospectus, although we may receive up to $13,750,076.51 upon exercise of the warrants issued in connection with the Series B Preferred Shares.

                            SELLING SECURITY HOLDERS

        The shares of common stock being offered by the selling stockholders are issuable (i) upon conversion of the Series B Preferred Shares, (ii) as dividends on the Series B Preferred Shares, or (iii) upon exercise of the related warrants. For additional information about the Series B Preferred Shares, see "Description of Securities - Series B Preferred Shares." We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time. Except for the ownership of the Series B Preferred Shares and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

        The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists, for each selling stockholder, the number of shares of common stock (based on its ownership of Series B Preferred Shares and related warrants) that would have been issuable to the selling stockholders on June 28, 2000 assuming conversion of all Series B Preferred Shares, accrued dividends and the exercise of all warrants held by such selling stockholder on that date, without regard to any limitations on conversions or exercise. Because conversion of the Series B Preferred Shares is based on a formula that depends on the market price of our common stock, the numbers listed in the second column may fluctuate from time to time. The third column lists each selling stockholder's pro rata portion (based on its ownership of Series B Preferred Shares) of the 9,932,540 shares of common stock being offered by this prospectus.

        We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the selling stockholders and in order to adequately cover a reasonable increase in the number of shares required. Our calculation of the number of shares to be offered for resale assumes a conversion price on June 28, 2000 of $4.5425, which represents 92% of the lowest closing sale price during the four consecutive trading days through and including June 28, 2000. In accordance with the terms of a Registration Rights Agreement with the holders of the Series B Preferred Shares, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon conversion of the Series B Preferred Shares, determined as if the Series B Preferred Shares were converted in full at the assumed conversion price of $4.5425, plus 100% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series B Preferred Shares, plus 100% of the number of shares of common stock issuable upon exercise of the related warrants. Because the conversion of the Series B Preferred Shares into common stock is based on a formula that depends upon the market price of our common stock, the number of shares that will actually be issued upon conversion may be more or less than the 9,932,540 shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by each selling stockholder.

        Under the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock for the Series B Preferred Shares and under the terms of the warrants, no selling stockholder may convert Series B Preferred Shares or exercise the warrants, respectively, to the extent such conversion or exercise would cause such selling stockholder's beneficial ownership of our common stock (other than shares deemed beneficially owned through ownership of unconverted shares of the Series B Preferred Shares or unexercised warrants) to exceed 4.99% of the outstanding shares of our common stock. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

        Of the shares being sold by this prospectus, 6,952,162 shares were previously registered on Form S-3 (file number 333-30672), filed with the Securities and Exchange Commission on February 18, 2000, as amended by Amendment No. 1 to Form S-3 filed on February 18, 2000 and Amendment No. 2 to Form S-3 filed on March 7, 2000. Of the 8,016,779 shares of common stock previously registered, 1,064,617 shares have been sold. Due to a recent decrease in the market price of our common stock, we are required by the Registration Rights Agreement to register an additional 2,980,378 shares of common stock. In accordance with Rule 429 of Regulation C of the Securities Act of 1933, we are presenting a combined prospectus.

                           Common Shares
   Name of Selling      Beneficially Owned    Common Shares Offered   Common Shares Owned After
     Stockholder         on June 28, 2000      by this Prospectus              Offering
   ---------------      ------------------    ---------------------   -------------------------
HFTP Investment,           1,393,166 (4)            2,383,810                     0
L.L.C. (1)

Fisher Capital Ltd.        1,655,621 (5)            2,709,597                     0
(2)

Wingate Capital Ltd.       1,017,184 (6)            1,660,721                     0
(2)

Leonardo, L.P. (3)         1,857,554 (7)            3,178,412                     0

(1) Promethean Investment Group, LLC, a New York limited liability company ("Promethean"), serves as investment advisor to HFTP Investment, L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James
        F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP. HFTP is not a registered broker-dealer. HFTP, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(2) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership information for each of the Citadel Entities does not include ownership information for the other Citadel Entities. Citadel Limited Partnership, Kenneth C. Griffin and each of the Citadel Entities disclaim ownership of the shares held by the other Citadel Entities, Citadel Trading Group LLC and Aragon Investments Ltd. Neither Fisher nor Wingate is a registered broker-dealer. Each of Fisher and Wingate, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(3) Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a general partner of AG Super Fund International Partners, L.P., Leonardo, L.P. and Raphael, L.P., and is the investment advisor of GAM Arbitrage Investment, Inc. (collectively, the "Angelo Gordon Entities") and consequently has voting control and investment discretion over securities held by the Angelo Gordon Entities. The ownership information for each of the Angelo Gordon Entities does not include the ownership information for the other Angelo Gordon Entities. Angelo Gordon and each of the Angelo Gordon Entities disclaim beneficial ownership of the shares held by the other Angela Gordon Entities. Mr. John M. Angelo, the Chief Executive Officer of Angelo Gordon, and Mr. Michael R. Gordon, the Chief Operating Officer of Angelo Gordon, are the sole general partners of A.G. Partners, L.P., the sole general partner of Angelo Gordon. As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo Gordon. Angelo Gordon is not a registered broker-dealer. Angelo Gordon, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(4) Includes up to 990,644 shares of common stock issuable on June 28, 2000, upon conversion of the Series B Preferred Shares at an assumed conversion price of $4.5425, 17,289 shares of common stock issuable upon conversion of accrued dividends as of June 30, 2000 at an assumed conversion price of $4.5425 and up to 385,233 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by HFTP Investment, L.L.C.

(5) Includes up to 1,126,032 shares of common stock issuable on June 28, 2000, upon conversion of the Series B Preferred Shares at an assumed conversion price of $4.5425, 19,652 shares of common stock issuable upon conversion of accrued dividends as of June 30, 2000 at an assumed conversion price of $4.5425 and up to 437,881 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by Fisher Capital Ltd. Also includes 72,056 shares of common stock beneficially owned as of June 28, 2000.

(6) Includes up to 690,149 shares of common stock issuable on June 28, 2000, upon conversion of the Series B Preferred Shares at an assumed conversion price of $4.5425, 12,045 shares of common stock issuable upon conversion of accrued dividends as of June 30, 2000 at an assumed conversion price of $4.5425 and up to 268,379 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by Wingate Capital Ltd. Also includes 46,611 shares of common stock beneficially owned as of June 28, 2000.

(7) Includes up to 1,320,859 shares of common stock issuable on June 28, 2000, upon conversion of the Series B Preferred Shares at an assumed conversion price of $4.5425, 23,052 shares of common stock issuable upon conversion of accrued dividends as of June 30, 2000 at an assumed conversion price of $4.5425 and up to 513,643 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by Leonardo, L.P.


                              PLAN OF DISTRIBUTION

        The selling stockholders (or, subject to applicable law, their pledgees, donees, distributees, transferees, or successors in interest) are offering shares of our common stock, which are issuable to them upon conversion of the Series B Preferred Shares, in lieu of cash dividends on the Series B Preferred Shares and upon exercise of warrants that they acquired from us in a private placement transaction. This prospectus covers the selling stockholders' resale of up to 9,932,540 shares of our common stock that we may issue to them upon conversion of the Series B Preferred Shares, as payments of dividends thereon and upon exercise of the related warrants, as well as any additional shares that may become issuable upon conversion of the Series B Preferred Shares or exercise of the warrants because of stock splits, stock dividends and other similar transactions.

        In connection with our issuance to the selling stockholders of the Series B Preferred Shares and the related warrants, we subsequently filed a registration statement on Form S-3 with the Commission. That registration statement covers the resale of the common stock from time to time on the Nasdaq National Market or in privately negotiated transactions. This prospectus forms a part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep it effective until this prospectus is no longer required for the selling stockholders to sell their shares of common stock and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the selling stockholders' sale of their shares. We have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

        The selling stockholders may sell the shares of common stock described in this prospectus directly or through underwriters, broker-dealers or agents. The selling stockholders may also transfer, devise or gift their shares by other means not described in this prospectus. As a result, pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer may offer shares of common stock. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act, the selling stockholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

        The selling stockholders may sell shares of common stock from time to time in one or more transactions:

        -       at fixed prices that may be changed,

        -       at market prices prevailing at the time of sale, or

        - at prices related to such prevailing market prices or at negotiated prices.

        The selling stockholders may offer their shares of common stock in one or more of the following transactions:

        - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

        -       in the over-the-counter market,

        -       in privately negotiated transactions,

        -       through options,

        -       by pledge to secure debts and other obligations,

        -       by a combination of the above methods of sale, or

        -       to cover short sales made pursuant to this prospectus.

        In effecting sales, broker or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

        The SEC may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the Series B Preferred Shares and related warrants in the ordinary course of its business, and at the time the selling stockholder purchased the Series B Preferred Shares and related warrants, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING STOCKHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING STOCKHOLDER OR ANY SUCH OTHER PERSON.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

        We are authorized to issue up to 50,000,000 shares of common stock and 5,000,000 preferred shares. As of June 28, 2000, 29,862,760 shares of common stock were issued and outstanding, and no shares of preferred stock were issued or outstanding, other than the 25,000 Series B Preferred Shares issued to the selling stockholders of which 18,750 shares are outstanding.

        The 29,862,760 shares of common stock outstanding on June 28, 2000 does not include any shares of common stock issuable upon exercise of currently outstanding warrants and 6,413,445 shares of common stock reserved for issuance upon exercise of currently outstanding stock options.

        The following summary of certain provisions of the common stock and preferred shares does not purport to be complete and is subject to, and is qualified by, our amended Certificate of Incorporation, Bylaws, and by the provisions of applicable law.

        COMMON STOCK

        The holders of our common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including preferred shares, having a preference over the common stock as to dividends or upon liquidation, the holders of our common stock are also entitled to dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of common stock. Holders of the common stock have no preemptive, subscription or conversion rights. The common stock is not subject to assessment and has no redemption provisions.

        PREFERRED STOCK

        Our Board of Directors has the authority, without further action by the stockholders, to issue a total of up to 5,000,000 preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred shares and to determine the number of shares constituting any series and the designation of the series, without any further vote or action by the stockholders.

        SERIES A PREFERRED SHARES

        In April 1995 our Board of Directors approved a Preferred Shares Rights Agreement and declared a dividend distribution of one Preferred Share Purchase Right, a right, for each share of our common stock outstanding on May 1,

1995 and each share of our common stock issued thereafter (subject to certain limitations). Currently, the rights trade with shares of common stock and, when the rights become exercisable, each Right will entitle the stockholder to buy one newly issued share of common stock at an exercise price of $45 per share. The rights will become exercisable and will trade separately from the common stock (unless postponed by action of the disinterested directors) on the earlier of (i) ten days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock or (ii) ten days following the commencement or announcement of a tender offer or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock. If any person or group acquires 20% or more of our common stock without the approval of our Board of Directors, each right not held by the acquiring person would entitle its holder to purchase $90 worth of our common stock for $45.

        If, after any person or group acquires 20% or more of our common stock without the approval of our Board of Directors, we are acquired in a merger or other business combination transaction, each right not held by the acquiring person would entitle its holder to purchase $90 worth of the common stock of the acquiring company for $45. Under certain conditions, we may elect to redeem the rights for $.001 per right or to cause the exchange of each right not held by the acquiring person for one share of our common stock. Additionally, the exercise price, number of rights and number of shares of common stock that may be acquired for that price are subject to adjustment from time to time to prevent dilution. The rights expire on April 19, 2005 unless previously exchanged or redeemed as described above, or terminated in connection with our acquisition by consolidation or merger approved by our Board of Directors and satisfying certain conditions.

        SERIES B PREFERRED SHARES

        GENERAL.

        On January 18, 2000, we issued 25,000 shares of our Series B Convertible Preferred Stock, $1,000 stated value per share, and warrants to purchase 1,605,136 shares of our common stock with a current warrant exercise price of $8.5663 per share in a private placement to institutional investors. The net proceeds of the offering, after expenses, were approximately $24,900,000. As of the date of this prospectus, there are 18,750 Series B Preferred Shares outstanding.

        DIVIDENDS.

        The Series B Preferred Shares carry a dividend rate of 7% per annum, payable quarterly or upon conversion or redemption. At our option, the quarterly dividend may be paid in cash or shares of common stock, subject to satisfaction of certain conditions described below. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of the dividend on the Series B Preferred Shares will be equal to the accrued dividends divided by the applicable conversion price as described below.

        For purposes of this calculation, the applicable conversion price will be equal to 92% of the lowest closing sale price of our common stock during the four consecutive trading days ending on and including the second trading day prior to the date of determination. For example, if we had elected to pay dividends in shares of our common stock on June 28, 2000, 92% of the lowest closing sale price of our common stock during the four consecutive trading days ending on June 28, 2000 was $4.5425 per share, and we would have been required to issue 72,038 shares of common stock in lieu of a cash dividend, calculated as follows, where N represents the number of days since the last dividend payment date (in this case N is 91 days):

         (0.07) (N/365) ($1,000)
         ---------------------------   x 18,750 =   72,038
                  $4.5425

        We will not have the right to pay dividends in shares of our common stock if a triggering event (as defined in Section 3(b) of the Certificate of Designations relating to the Series B Preferred Shares) has occurred and is continuing or the registration statement covering the shares of common stock underlying the Series B Preferred Shares is not effective and available for resale of all shares required to be registered. Triggering events include the following:

        - the failure of an applicable Registration Statement (such as the one in which this prospectus will be included) to be declared effective by the SEC on or prior to June 17, 2000;

        - if while the Registration Statement is required to be maintained effective, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the preferred shares for sale of all of the shares being registered by this Registration Statement, in accordance with the terms of the Registration Rights Agreement (which was filed as an exhibit to the Report on Form 8-K we filed on January 19, 2000), and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period. There is an exception for days during Allowable Grace Periods (as that term is defined in the Registration Rights Agreement);

        - the suspension or delisting from trading of our common stock on the Nasdaq National Market or the New York Stock Exchange for a period of at least five consecutive trading days or for more than ten trading days in any 365 day period;

        - our notice to any holder of Series B Preferred Shares of our intent not to comply with a request for conversion tendered in accordance with the terms of the Series B Preferred Shares;

        - our failure to issue shares of common stock upon conversion prior to the 10th business day after the required date of delivery;

        - our failure to issue shares of common stock after a proper request from a holder of the Series B Preferred Shares due to the limitation on the number of shares we may issue to comply with NASD rules; or

        - the breach of any representation, warranty, covenant or other term or condition of the documents governing the issuance of the Series B Preferred Shares unless the breach would not have a material adverse effect or is cured within 15 days after it occurs for most events or 60 days after it occurs for a breach of the covenant to keep the number of shares required to be authorized and reserved for issuance under the Securities Purchase Agreement.

        MATURITY DATE.

        The Series B Preferred Shares mature on January 18, 2002, subject to extension in certain circumstances, at which time the Series B Preferred Shares must be redeemed or converted at our option. If we elect to redeem any Series B Preferred Shares outstanding on January 18, 2002, the amount required to be paid will be equal to the liquidation preference of the Series B Preferred Shares, which equals the price originally paid for such shares plus accrued and unpaid dividends. If we elect to convert any Series B Preferred Shares outstanding on January 18, 2002, we will be required to issue shares in an amount determined as described below under "Description of Securities - Conversion."

        CONVERSION.

        Subject to certain conditions described below, we may require the selling stockholders to convert the Series B Preferred Shares into shares of our common stock. In addition, and subject to certain conditions described below, the selling stockholders will have the right to convert the Series B Preferred Shares into shares of our common stock.

Regardless of whether the selling stockholders elect to convert or we require conversion, the number of shares of common stock to be issued upon conversion of a Series B Preferred Share is determined by dividing the sum of $1,000 (the amount paid for that share) plus accrued and unpaid dividends by the applicable conversion price as described below. The applicable conversion price will be 92% of the lowest closing sale price of our common stock for the four consecutive trading days ending on and including the conversion date, provided that, as of June 28, 2000, the conversion price may not exceed $14.211 per share. The lowest closing sale price of our common stock for the four consecutive trading days as of June 28, 2000, was $4.9375.

        The following table sets forth the number of shares of common stock we would be required to issue upon conversion of all 18,750 Series B Preferred Shares outstanding at an assumed conversion price of $4.5425 per share of common stock as of June 28, 2000, and the resulting percentage of our total shares of common stock outstanding after such a conversion. The table also sets forth the number of shares of common stock we would be required to issue assuming (i) increases of 25%, 50% and 75% in the assumed conversion price; (ii) decreases of 25%, 50% and 75% in the assumed conversion price; and (iii) the fixed conversion price as of June 28, 2000 $14.211, which may be lowered if the average closing price of our common stock for the ten trading days after January 18, 2001 is below $14.211.


Assumed Conversion Price      No. of Shares of Common Stock       Percentage of Outstanding Common
Per Share of Common Stock      Issuable Upon Conversion(1)          Stock After Conversion(2)(3)
-------------------------     -----------------------------       --------------------------------
    $  4.5425                           4,127,684                            13.82%

    $  5.678 (+25%)                     3,302,147                            11.06%

    $  6.814 (+50%)                     2,751,788                             9.21%

    $  7.949 (+75%)                     2,358,676                             7.90%

    $  14.211 (Current Max.)            1,319,400                             4.42%

    $  3.407 (-25%)                     5,503,578                            18.43%

    $  2.271 (-50%)                     8,255,366                            27.64%

    $  1.136 (-75%)                    16,510,732                            55.29%

(1) The number of shares of common stock issuable upon conversion and the percentage of outstanding common stock after such conversion set forth above do not take into account any shares of common stock that may be issuable as dividends on the Series B Preferred Shares or upon exercise of the warrants issued in connection with the sale of the Series B Preferred Shares. If the dividends on Series B Preferred Shares had been converted in full as of June 30, 2000 and the related warrants had been fully exercised as of June 28, 2000, we would have been required to issue an additional 72,038 shares as payment for accrued dividends and an additional 1,605,136 shares upon the exercise of the related warrants.

(2) Calculated based on 29,862,760 shares of common stock issued and outstanding as of June 28, 2000.

(3) Even though no selling stockholder may convert its Series B Preferred Shares into more than 4.99% of our then outstanding common stock (excluding for purposes of such determination shares of common stock issuable upon conversion of Series B Preferred Shares which have not been converted and upon exercise of warrants which have not been exercised), this restriction does not prevent a selling stockholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling stockholder could eventually sell more than 4.99% of our outstanding common stock while never holding more than 4.99% at any specific time.

        Subject to certain limitations discussed below, at any time 20 business days from the date the Registration Statement on Form S-3 has been declared effective by the SEC through January 18, 2001, we have the right to require conversion of any or all of the outstanding Series B Preferred Shares. Among the conditions to our ability to require conversion of the Series B Preferred Shares are the following:

        - a registration statement is effective at all times during the period between the effectiveness of the registration statement and the date of conversion, covering the resale that number of shares required to be registered pursuant to Registration Rights Agreement;

        - the common stock has been listed on a national market or exchange since the effective date on the registration statement and no delisting or suspension is threatened;

        - from the date the Series B Preferred Shares were issued through the required conversion date, there has not been a triggering event as described under "Description of Securities - Dividends," a change of control or a public announcement of our intention to enter into a change of control agreement.

        -       we agree to convert at least an aggregate of 1,000 shares;

        - from the date the Series B Preferred Shares were issued through the required conversion date, we have timely delivered shares of common stock upon conversion of the Series B Preferred Shares and exercise of the related warrants and we have been in compliance in all material respects with and have not breached in any material respects the terms of the Series B Preferred Shares or the warrants;

        - we cannot elect to convert the shares after our deadline to solicit stockholder approval, unless we have gotten stockholder approval.

        As of the date of this prospectus, we satisfied all conditions to elect conversion other than the twenty business day waiting period following the declaration of effectiveness of the registration statement of which this prospectus forms a part and the delivery of notice to the holders of the Series B Preferred Shares of our election to require conversion.

        Assuming satisfaction of the conditions described above, the selling stockholders do not have the right to convert any of the Series B Preferred Shares before January 18, 2001. This restriction on the holders' ability to convert their Series B Preferred Shares, however, will not apply:

        - during the period we trigger a mandatory conversion, but only with respect to the number of Series B Preferred Shares we require to be converted;

        - after the delisting or suspension or the threatened delisting or suspension from trading of our common stock;

        - after the occurrence of a change of control or the announcement of a pending change of control;

        - after there has occurred a triggering event as described under "Description of Securities - Dividends."

        - after we issue any other convertible securities at a variable conversion price;

        - on or after any date on which we fail to pay the redemption price for any preferred shares in a timely manner in accordance with a redemption at our election pursuant to Section 6 of the agreement;

        - with respect to an amount of Series B Preferred Shares equal to the consideration we receive from issuing any additional equity securities after January 18, 2000;

        - after the closing sale price of our common stock is greater than $10.4688 for any 15 trading days during 20 consecutive trading days, but only with respect to a number of Preferred shares of each holder equal to the lesser of such holder's pro rata portion of 6,250 Preferred shares, and the aggregate number of Preferred shares then held by such holder of Preferred shares;

        - after the closing sale price of our common stock is less than $4.1875 per share for any 10 trading days during 15 consecutive trading days;

        - with respect to any conversion of Preferred Stock at a price equal to $14.211;

        -       if we fail to comply with the following obligations:

                -       on or before July 19, 2000 we

                        (i) must deliver to each holder of Preferred Stock a Company Conversion Election Notices or Notices of Redemption at Company's Election for the conversion or redemption, respectively, of a total of at least 25% of the holder's Preferred shares;

                        (ii) must comply with our obligations to deliver the conversion and redemption election notices referred to above; and

                        (iii) must not have delivered any Company's Mandatory
                              Conversion Period Termination Notice (as defined in the Certificate of Designations) with respect to a Company's Conversion Election Notice referred to in clause (i) above.

                -       on or before October 18, 2000 we

                        (i) must deliver to each holder of Preferred Stock a Company Conversion Election Notices or Notices of Redemption at Company's Election for the conversion or redemption, respectively, of a total of at least 50% (including the 25% referred to in the previous section) of the holder's Preferred shares;

                        (ii) must comply with our obligations to deliver the conversion and redemption election notices referred to above; and

                        (iii) must not have delivered any Company's Mandatory
                              Conversion Period Termination Notice (as defined in the Certificate of Designations) with respect to a Company's Conversion Election Notice referred to in clause (i) above.

        - on or after December 15, 2000 if we fail to receive stockholder approval for the issuance of the Series B Preferred Stock by that date.

        On and after January 19, 2001, the holders of the Series B Preferred Shares have the right to require conversion without restriction as described above.

        In addition, no holder may convert any Series B Preferred Shares exceeding the number of shares which, upon giving effect to such conversion, would cause the holder's beneficial ownership to exceed 4.99% of the common stock then outstanding (excluding any shares of common stock underlying Series B Preferred Shares that have not been converted and warrants that have not been exercised).

        REDEMPTION.

        We also have the right, provided certain conditions are satisfied, to redeem any outstanding Series B Preferred Shares prior to January 18, 2001 for cash, in whole or in part, at 108% of the price paid for each preferred share plus accrued dividends.

        The conditions to our right to redeem Series B Preferred Shares include, among others:

        - providing each holder written notice within 10 business days but not more than 20 business days prior to the date of redemption;

        - from January 18, 2000 through the redemption date, we have timely delivered shares of common stock upon conversion of the Series B Preferred shares and exercise of the related warrants;

        - a registration statement has been effective for at least 30 days covering the resale that number of shares required to be registered pursuant to Registration Rights Agreement;

        - the common stock has been listed on a national market or exchange for at least 30 days prior to such redemption;

        - from January 18, 2000 to the date we send out our redemption notice to the holders of Series B Preferred Shares, there has not occurred a Triggering Event, change of control or the announcement of a pending change of control;

        - we have been in compliance in all material respects with and have not breached in any material respects the terms of the Series B Preferred shares and the related warrants;

        - we cannot redeem the shares after we have given notice of our intention to convert them without providing notice of termination of our intent to convert within the time limits applicable in the Certificate of Designations; and

        - if the redemption date is after the stockholder meeting at which we will seek approval for the issuance of the Series B Preferred Stock, we must have received stockholder approval.

        If a triggering event as described under "Description of Securities - Dividends" occurs, or we fail to meet certain other obligations imposed by the terms of the Series B Preferred Shares and the related warrants, the holders of the Series B Preferred shares will have the right to require us to redeem all or a portion of any outstanding Series B Preferred shares for cash. The redemption price in such a case is the greater of:

        - 118% of the price paid for the Series B Preferred Shares plus accrued dividends; or

        - the product of 92% of the lowest closing sale price during the 4 consecutive trading days immediately prior to the time of notice and the closing sale price of our common stock on the day immediately before the triggering event occurs.


        LIQUIDATION PREFERENCE.

        In the event of our liquidation, the holders of the Series B Preferred Shares will be entitled to a liquidation preference before any amounts are paid to the holders of our common stock. The liquidation preference is equal to the amount originally paid for the Series B Preferred shares, or $1,000 per share, plus accrued and unpaid dividends on any outstanding Series B Preferred shares.

        WARRANTS.

        The warrants to purchase the 1,605,136 shares of our common stock are exercisable at the price of $8.5663 per share, subject to certain anti-dilution adjustments. The exercise price may also be lowered to 110% of the average closing bid prices for the ten trading days after January 18, 2001 (the "One Year Adjusted Price"), if the current exercise price of $8.5663 is less the One Year Adjusted Price. We intend to use the proceeds if the warrants are exercised for working capital and to grow our business.

        VOTING RIGHTS.

        Other than as required by law, the holders of the Series B Preferred Shares have no voting rights except that the consent of holders of at least two-thirds of the outstanding Series B Preferred shares will be required to effect any change in either our certificate of incorporation or certificate of designations that would change any of the rights of the Series B Preferred shares or to issue any other series of preferred shares.

                                 LEGAL OPINIONS

        Our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the common stock offered hereby is duly and validly issued, fully paid and non-assessable.

                       WHERE YOU CAN FIND MORE INFORMATION

        GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

        STOCK MARKET: Our common stock is listed on the Nasdaq National Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        REGISTRATION STATEMENT: We have filed a registration statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about Auspex Systems, Inc. and the common stock offered under this prospectus.

        INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

        -       our Annual Report on Form 10-K for the fiscal year ended June
                30, 1999;

        - our Quarterly Report on Form 10-Q for the quarters ended September 31, 1999, December 31, 1999 and March 31, 2000;

        - our Proxy Statement for the 1999 Annual Meeting of Stock Holders, dated October 8, 1999;

        - our Current Report on Form 8-K, including Exhibits, filed April 24, 2000;

        - our Current Report on Form 8-K, including Exhibits, filed January 19, 2000;

        -       our Registration Statement on Form 8-A, filed March 26, 1993;

        -       our Registration Statement on Form 8-A, filed April 19, 1995.

        Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

        You may request free copies of these filings by writing or telephoning us at the following address:

                                    Investor Relations
                                    Auspex Systems, Inc.
                                    2800 Scott Boulevard
                                    Santa Clara, California 95050
                                    (408) 566-2213.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

        The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Auspex Systems, Inc.

    Securities and Exchange Commission Registration Fee                  $15,043

    Nasdaq Listing Fee                                                   $17,500

    Legal Fees and Expenses                                              $75,000

    Accounting Fees and Expenses                                         $10,000

    Transfer Agent Fees and Expenses                                     $10,000

    Miscellaneous                                                         $7,457

                                                                       =========

    TOTAL                                                               $135,000

ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        We have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions as permitted by the Delaware General Corporation Law. In addition, our Bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary. Further, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        We understand that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 16 - EXHIBITS

    Exhibit
    Number
    -------
    4.1        Form of Warrant (incorporated by reference to Exhibit 4.1 to
               Auspex Systems, Inc.'s Current Report on Form 8-K filed as of
               January 19, 2000).

    5.1        Opinion of Wilson Sonsini Goodrich & Rosati

    23.1       Consent of Independent Public Accountants

    23.2       Consent of Wilson Sonsini Goodrich & Rosati (included in
               Exhibit 5.1)

    24.1       Power of Attorney (contained on Page 23)

ITEM 17 - UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Auspex Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 29th day of June 2000.

                                      AUSPEX SYSTEMS, INC.

                                      By: /s/ Gary J. Sbona
                                         ---------------------------------------
                                          Gary J. Sbona
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Henry P. Massey, Jr. and Gary J. Sbona, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


           SIGNATURE                                 TITLE                          DATE
           ---------                                 -----                      -------------
/s/ GARY J. SBONA                 Chairman of the Board of Directors and        June 29, 2000
-----------------------------     Chief Executive Officer (Principal
   Gary J. Sbona                  Executive Officer)


/s/ PETER R. SIMPSON              Chief Financial Officer (Principal            June 29, 2000
-----------------------------     Financial Officer and Principal Accounting
   Peter R. Simpson               Officer)


/s/ KARL C. POWELL                Director                                      June 29, 2000
-----------------------------
  Karl C. Powell

/s/ JOHN E. MCNULTY               Director                                      June 29, 2000
-----------------------------
  John E. McNulty

                                INDEX TO EXHIBITS

Exhibit                                                                                        Page
Number                                                                                          No.
-------                                                                                        ----
4.1     Form of Warrant (incorporated by reference to Exhibit 4.1 to Auspex Systems, Inc.'s      -
        Current Report on Form 8-K filed as of January 19, 2000).

5.1     Opinion of Wilson Sonsini Goodrich & Rosati                                             24

23.1    Consent of Independent Public Accountants                                               25

23.2    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)                   24

24.1    Power of Attorney                                                                       23




                                      II-1